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                                                                    EXHIBIT 8.1

                               September 1, 1995


(213) 229-7502                                                    C 15408-00020

CII Financial, Inc.
5627 Gibraltar Drive
Pleasanton, California 94588

  Re: Agreement and Plan of Merger dated as of June 12, 1995 Contained in
      SEC Registration Statement No. 33-60591

Gentlemen:

  We have acted as counsel to you in connection with the merger (the "Merger") of CII Financial, Inc., a California corporation ("CII"), with Health Acquisition Corp., a newly organized California corporation ("Sierra Sub") and a wholly-owned subsidiary of Sierra Health Services, Inc., a Nevada corporation ("Sierra"). The Merger will be effected pursuant to the Agreement and Plan of Merger dated as of June 12, 1995 among Sierra, Sierra Sub and CII. On the Closing Date of the Merger, Sierra Sub will merge into and with CII and CII will survive the Merger as a wholly-owned subsidiary of Sierra. By virtue of the Merger and without any action on the part of any holder thereof, each share of CII Common Stock outstanding immediately prior to the consummation of the Merger will be converted into 0.37 of a share of Sierra Common Stock, par value $.005 per share.

  You have requested our opinion with respect to the federal income tax consequences of the Merger. We have reviewed the Joint Proxy Statement/Prospectus of Sierra and CII (the "Proxy Statement") filed with the Securities and Exchange Commission as part of Sierra's Registration Statement on Form S-4, No. 33-60591 (the "Registration Statement") and have made such additional legal and factual inquiries and examinations as we have deemed necessary for rendering this opinion. We have relied upon the Registration Statement with respect to the accuracy of factual matters contained therein. We have also relied on the accuracy of the representations and warranties and on the covenants made by the parties to the Agreement and in particular on the representations and covenants relating to the tax-free nature of the Merger set forth in Sections 3.1(t)(iv), 3.2(o) and 5.14 of the Agreement.

  Based on the foregoing and the existing state of the law, we hereby confirm our opinions as set forth under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement. Furthermore, it is our opinion that the discussion under the caption "Certain Federal Income Tax Consequences," to the extent that it constitutes legal conclusions, is accurate in all material respects.

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the headings "The Merger--Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement.

                                          Very truly yours,

                                          GIBSON, DUNN & CRUTCHER

SLT/yfm